Exhibit 10.8

LTE STANDARD

PATENT LICENSE AGREEMENT

AN AGREEMENT BETWEEN

LICENSEE

Siyata Mobile Inc.

(“Licensee”)

of 1001 Lenoir St Suite A-414

Montreal, Quebec

H4C 2Z6 Canada

telephone: (888) 316-3747

and

LICENSE ADMINISTRATOR

Via Licensing Corporation (hereinafter “Via”)

of 1275 Market Street

San Francisco, CA 94103-1410	United States
telephone: (415) 645-4700	facsimile: (415) 645-4400

LTE Patent License Agreement
Siyata Mobile Inc.	Page 1

LICENSEE

Each of the persons executing this Agreement represents that he/she is authorized to execute on behalf of, and to therefore bind, the respective Parties below.

Signature:	/s/ Gerry Bernstein

Printed Name:	Gerry Bernstein

Title:	C.F.O. Siyata Mobile Inc., a Canada corporation

Place	Montreal, Quebec Canada

Date	June 5, 2018

LICENSE ADMINISTRATOR

Signature:	/s/ Jane Bu

Printed Name:	Jane Bu

Title:	Director, Legal Via Licensing Corporation, a Delaware corporation

Place	1275 Market Street, San Francisco, CA 94103-1410, U.S.A.

Date	June 5, 2018

LTE Patent License Agreement
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TABLE OF CONTENTS

TITLE PAGE AND SIGNATURE BLOCK	1 - 2

TABLE OF CONTENTS	3 - 5

DEFINITIONS	6

Affiliate	6
Agreement	6
Bilateral reconciliation letter	6
CONFIDENTIAL INFORMATION	7
Country of final sale	7
Country of initial sale	7
Country of manufacture	7
Data terminal product	7
Effective date	7
Essential lte patent(s)	7
External model number	7
Femtocell product	7
Finished product	7
General terminal product	7
Initial fee	7
License administrator	7
License fees	8
Licensed patents	8
Licensed product	8
Licensee	8
Licensors	8
Listed licensed patents	8
Lte Standard	8
Otherwise Supply or Otherwise Supplied	8
Partially Licensed Products	8
Parties	8
Patent Evaluator	8
Quarterly Report	8
Sale, Sell, Selling or Sold	8
Small Entity	8
Term	9
Terminal Product	9
Via Administration System	9
Viasecure	9

GRANT OF LICENSES	9

License Grant	9
Scope of License Grant	9
Limitation of License	9
No Other Products	9
License Contingent on Reporting and Payment Obligations	9
No Sublicensing	9
Have Made Requirements	9
Individual Licensor’s option To Withdraw Patents	10
Guaranty By Licensee Regarding Its Affiliates	11
Grantback	11
Express License Only	12
Statement of Via’s Intellectual Property Ownership	13

LTE Patent License Agreement
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PUBLICITY AND ANNOUNCEMENTS	13

PAYMENTS, REPORTS & RECORDS	13

Initial Fee	13
Quarterly Reports	13
License Fees	14
Taxes	15
Payment Procedure	16
Fee Applicability	16
When Sold or Otherwise Supplied	16
Other Licensee Fee Payment	17
Sales Prior to Effective Date	17
Sales By New Affiliates	17
Books And Records	17

CONFIDENTIALITY	18

Reproduction	18
Disclosure	18
Use	18
Property	18
Exclusions	18
Exceptions	19
No Implied Assurances	19

TERM AND TERMINATION	19

Term	19
Termination For Breach	19
Other Terminations	19
Termination For Convenience	19
Effect of Termination	20
Effect of Termination on Payments And Reporting	20
Effect of Expiration or Termination On License	20
Survival	20

REPRESENTATIONS AND WARRANTIES	20

Negation of Representations And Warranties By Via And Licensors	20
Representations And Warranties By Licensee	20
Representations And Warranties By Each Party	21
Warranty Disclaimer	22
Waiver Of Consequential Damages And Other Indirect Damages	22
Limitation Of Remedies And Limitation of Liability	22
Failure of Essential Purpose	22
Express Allocation of Risks And Benefits	22

RIGHT TO INDEPENDENT NEGOTIATION	22

Acknowledgements	22
Independent Negotiations	22

FURTHER ACKNOLWEDGEMENT	22

GENERAL	23

Section Titles	23
Assignment	23
Compliance With Laws	23
Costs	23
Assertion Of Unenforceability	23

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Modification And Waiver	24
Calendar Days	24
Notices	24
Dispute Resolution	24
Relationship Of The Parties	25
Controlling Language	25
Third Party Beneficiary	25
Counterparts	25
Agreement Negotiated	25
Entire Agreement	25
Appendix A: Lte Standard; Licensors	26
Appendix B: Schedule Of Fees	29
Appendix C: Declaration Of Small Entity Status	31

LTE Patent License Agreement
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LTE PATENT LICENSE AGREEMENT

This LTE Patent License Agreement is entered into by and between Via Licensing Corporation, as an agent acting on behalf of Licensors, having a principal place of business at 1275 Market Street, San Francisco, California, 94103 (hereinafter “Via”), and the Party identified as Licensee on the title page of this Agreement.

WHEREAS, the 3rd Generation Partnership Project (“3GPP”) in collaboration with its Organizational Partners such as the European Telecommunications Standards Institute (“ETSI”), has developed and published specifications for wireless mobile broadband networks known as Long Term Evolution or “LTE” that are designed to supersede current 3rd Generation (“3G”) technologies such as Universal Mobile Telecommunications System (“UMTS”) (see “LTE Standard,” defined below);

WHEREAS, each of the Licensors owns and/or has rights to license certain Essential LTE Patents and each of the Licensors has gone to considerable effort to develop what it believes represents significant advancements relating to the field of wireless broadband communications, including the development and implementation of LTE products and services;

WHEREAS, each of the Licensors executed an agreement whereby it appointed Via with limited authority to act as its agent to license, on behalf of Licensors, Licensed Patents as set forth herein (the “LTE Commercialization Agreement”);

WHEREAS, each of the Licensors has agreed to make its Licensed Patents available on reasonable and non-discriminatory terms to each entity willing to grant licenses to all Essential LTE Patents it may own;

WHEREAS, in order to hasten the acceptance and commercial viability of the LTE Standard, each Licensor desires to make its Licensed Patents available for license on a nonexclusive basis through Via as agent pursuant to the terms and conditions of this Agreement and by which the Licensors and the Parties may achieve economies of scale, reduce transaction costs, integrate complementary technologies and promote the LTE Standard;

WHEREAS, Via desires to license, on behalf of the Licensors, Licensors’ Licensed Patents to all entities desiring such a license on the terms and conditions herein;

WHEREAS, Licensee desires to obtain a non-exclusive license to Licensors’ Licensed Patents to make, have made, use, import, Sell or Otherwise Supply products compliant with the LTE Standard;

NOW THEREFORE, for and in consideration of the payments made and to be made by Licensee hereunder and the other covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1.	Definitions.

1.1.	“Affiliate” means a separate corporation, company, or other entity that now or hereafter, directly or indirectly, controls, is controlled by, or is under common control of or with a party. The term “control” as used in this definition means ownership of more than fifty percent of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of such corporation, company, or other entity. In jurisdictions where percentage of foreign ownership is restricted to less than or equal to fifty percent, then whatever percentage of ownership represents the maximum interest allowed in that jurisdiction. Such corporation, company or other entity shall be deemed to be an Affiliate only so long as such “control” exists.

1.2.	“Agreement” means this LTE Patent License Agreement (also known as the “LTE PLA”).

1.3.	“Bilateral Reconciliation Letter” means a document provided by Licensee which contains evidence reasonably satisfactory to Via (and subject to confirmation by applicable Licensors) to establish the existence of effective bilateral or other licenses or agreements with one or more Licensors covering Partially Licensed Products, a sample, approved form of which is available for download from ViaSecure.

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1.4.	“Confidential Information” means information that is marked “confidential” and is disclosed by one Party (“Discloser”) to the other Party (“Recipient”) pursuant to this Agreement.

1.5.	“Country of Final Sale” means the country where a Licensed Product is first Sold or Otherwise Supplied by Licensee or any other entity to an end user.

1.6.	“Country of Initial Sale” means the country where a Licensed Product is first Sold or Otherwise Supplied by Licensee or an Affiliate of Licensee to an entity that is neither the Licensee nor an Affiliate of the Licensee.

1.7.	“Country of Manufacture” means the country where a Licensed Product is manufactured.

1.8.	“Data Terminal Product” means a Terminal Product that is limited solely to one of the device categories listed and defined in Appendix B. For the avoidance of doubt, unless a product fits squarely within one of the device categories listed and defined in Appendix B, it shall be deemed a General Terminal Product. In the event there is any question regarding the classification of a terminal product as a Data Terminal Product, Via shall, in the reasonable exercise of its sole discretion, determine its classification.

1.9.	“Effective Date” means the date on which this Agreement is executed by Via, after having been executed by Licensee.

1.10.	“Essential LTE Patent(s)” means any patent(s) having one or more claims that would be necessarily and unavoidably infringed (in the absence of a license) by the implementation of the LTE Standard.

1.11.	“External Model Number” means the model number designation marked on a Licensed Product and/or the Licensed Product’s packaging or associated marketing materials presented to customers, and not a model number designation used solely for Licensee’s or Licensee’s suppliers’ internal purposes.

1.12.	“Femtocell Product” means a product that: (i) is capable of providing LTE network connectivity to Terminal Products, (ii) interfaces with LTE network infrastructure and (iii) provides a transmission power of 200mW or less per antenna.

1.13.	“Finished Product” means a standalone, add-on, or add-in product that contains all or substantially all of the hardware functionality that implements the LTE Standard. For the purposes of this definition a product is considered a Finished Product only if it includes enabled LTE baseband functionality and enabled LTE RF functionality. For an add-in or add-on module to be considered a Finished Product, it must incorporate a standardized physical interface and not be permanently affixed to the host products. It is not a requirement that add-in or add-on modules contain an antenna, drivers, or other software to qualify as a Finished Product. Modules such as USB dongles, PC-cards and similar modules that connect to a device to enable LTE functionality are considered Finished Products.

1.14.	“General Terminal Product” means a Terminal Product that is not a Data Terminal Product.

1.15.	“Initial Fee” means the non-refundable fee defined in Section 4 (“Payments, Reports & Records”) below.

1.16.	“License Administrator” means Via or its successor, if any, in either event the entity designated by Licensors to administer the terms of this Agreement and other LTE Patent License Agreements, and act as an independent agent with limited authority to negotiate, receive, accept, execute, enforce, and terminate this Agreement and other LTE Patent License Agreements on behalf of Licensors.

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1.17.	“License Fees” means the amounts calculated pursuant to Appendix B of this Agreement and due and payable by Licensee to Via under this Agreement.

1.18.	“Licensed Patents” means any and all Essential LTE Patents that are owned and licensable, or licensed to and sublicensable by, the Licensors and their Affiliates in accordance with the terms of this Agreement, now or at any time during the Term, including without limitation the Listed Licensed Patents, but excluding patents that, if licensed, would require a payment of fees by a Licensor to any party that is not an Affiliate of such Licensor. References herein to a particular Licensor’s Licensed Patents shall mean those Licensed Patents owned and licensable, or licensed to and sublicensable by, such Licensor or its Affiliates, subject to the exclusions in the previous sentence.

1.19.	“Licensed Product” means a Data Terminal Product, General Terminal Product or Femtocell Product that is a Finished Product, the making, using, importing, Sale or Otherwise Supplying of which would, in the absence of a license, infringe directly or indirectly a Licensed Patent.

1.20.	“Licensee” means the Party identified as such on the title page and signature page of this Agreement.

1.21.	“Licensors” (individually, “Licensor”) means the entities listed in Appendix A (such list is subject to additions and/or deletions by Via from time to time).

1.22.	“Listed Licensed Patents” means those patents listed for access or download in the LTE License Program area of the Licensee portal on ViaSecure (which list may be updated by Via from time to time) which the Patent Evaluator has determined to be Essential LTE Patents, such list being a representative list of the Licensed Patents.

1.23.	“LTE Standard” means the following standard defined by the 3rd Generation Partnership Project: 3GPP Releases 8 through 12 (but does not include portions of standards related to Enhanced Voice Services - EVS), as further described in Appendix A to this Agreement. The LTE Standard may be further updated as provided in Section 2.2.

1.24.	“Otherwise Supply,” “Otherwise Supplying” or “Otherwise Supplied” means to offer for sale, distribute, rent, lend, lease or otherwise transfer without compensation, consideration, or money; provided that Licensed Products that are replaced without charge for maintenance or warranty purposes shall not be considered Otherwise Supplied.

1.25.	“Partially Licensed Products” means Licensed Products that are already licensed to some or all of those Licensed Patents practiced by such products through another licensing program or other means, whether a patent pool or a bilateral agreement, at least to the same extent as would otherwise be licensed pursuant to the licenses granted hereunder.

1.26.	“Parties” (individually, “Party”) means the entities listed on the title page that have executed the signature page of this Agreement.

1.27.	“Patent Evaluator” means the independent patent evaluator for the Via-administered LTE licensing program.

1.28.	“Quarterly Report” means a report due from Licensee each calendar quarter, in written form or such other formats as reasonably designated by Via, as further described in Section 4 (“Payments, Reports & Records”) below.

1.29.	“Sale,” “Sell,” “Selling” or “Sold” means to sell, directly or through distribution channels, offer for sale, distribute, rent, lend, lease or otherwise transfer for money or any other form of compensation or consideration.

1.30.	“Small Entity” means an organization that, in combination with its Affiliates, has no more than twenty-five (25) employees, has annual gross revenues of US $2 million or less and, such organization has executed the Declaration of Small Entity Status set forth in Exhibit C.

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1.31.	“Term” means the term of this Agreement as described in Section 6 (“Term and Termination”) below.

1.32.	“Terminal Product” means a network-capable terminal product that contains LTE functionality and requires connectivity to LTE network equipment to enable its LTE functionality.

1.33.	“Via Administration System” means Via’s proprietary systems, technologies and related databases used by Via to manage information relating to patent licensing programs, and includes ViaSecure.

1.34.	“ViaSecure” means Via’s online accounting and reporting portal accessible at [https://www.viasecure.com/].

2.	Grant of Licenses.

2.1.	License Grant. On the condition that Licensee and all Affiliates remain in compliance with all terms and conditions of this Agreement and, solely during the Term and subject to the terms and conditions hereof, including but not limited to Licensee’s payment of the Initial Fee and License Fees and compliance with the grantback obligations set forth in Section 2.6, Via hereby grants to Licensee and its Affiliates, on behalf of Licensors, a limited, non-exclusive, non-transferable (subject to Section 9.2 (“Assignment”) below), fee-bearing, worldwide license under the Licensed Patents to make, have made (subject to Section 2.3.4), use, import, Sell and Otherwise Supply Licensed Products.

2.2.	Scope of License Grant. The patent license granted herein may only be used for the implementation of the LTE Standard in compliance and in accordance with the specifications set forth on Appendix A. The LTE Standard shall further include any additional 3GPP releases that are approved by the Licensors, effective upon ninety (90) days’ notice provided by Via to Licensee from time to time in accordance with Section 9.8. Any update to the definition will include all predecessor releases that were previously included in the definition.

2.3.	Limitation of License.

2.3.1.	No Other Products. No license is granted hereunder to utilize the inventions claimed in the Licensed Patents in any products other than Licensed Products for which License Fees have been paid.

2.3.2.	License Contingent on Reporting and Payment Obligations. Any products for which Licensee must report under Section 4.2 and pay License Fees under Section 4.3 shall not be licensed hereunder unless and until Licensee satisfies its reporting and payment obligations with respect to such products.

2.3.3.	No Sublicensing. No rights to sublicense are granted or implied hereunder.

2.3.4.	Have Made Requirements. Any exercise of the right to have made granted pursuant to Section 2.1 above shall only constitute a valid exercise of the have made right (and thereby be licensed hereunder) to the extent that the applicable manufacturer is manufacturing Licensed Products for Licensee or one of its Affiliates in accordance with the designs and/or specifications provided by Licensee to such have-made manufacturer. If any Licensed Products are made for Licensee by a third party pursuant to the foregoing have made right, such third party may Sell or Otherwise Supply such Licensed Products to Licensee only; provided however, at Licensee’s instruction, such third party may ship such Licensed Products to Licensee’s customer, authorized distributor or other designated representative to whom Licensee has Sold or Otherwise Supplied such Licensed Products but to no other person or entity.

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2.4.	Individual Licensor’s Option to Withdraw Patents. In the event that Licensee or any of its Affiliates directly or indirectly initiates or otherwise causes an action or files a suit or counterclaim, directly or indirectly, against a Licensor, any of its Affiliates and/or any supplier manufacturing Licensed Products for Licensor or one of its Affiliates on a “have made” basis from designs owned or controlled and/or specifications provided by Licensor or its Affiliate, over a patent alleged, or believed in such Licensor’s reasonable judgment, to be an Essential LTE Patent (“Asserted Licensee Patent”), then, if such Licensor desires to withdraw its Licensed Patents from this Agreement and the licenses granted hereunder, such Licensor shall provide notice to Via and the applicable Licensee simultaneously of its intention to withdraw its Licensed Patents pursuant to this Section. Such notice shall also identify the Asserted Licensee Patent(s). For the avoidance of doubt, Licensor is not obligated to provide such notice before filing a complaint or counterclaim for infringement of its Licensed Patents. Upon issuance of such notice, one or more of the following may be applicable:

2.4.1.	In the event that Licensee has not formally withdrawn in writing such claim or counterclaim, or dismissed the applicable suit, within ten (10) days following the effective date of notice from Licensor, Licensor’s Licensed Patents shall be deemed withdrawn from this Agreement and the licenses granted hereunder.

2.4.2.	If Licensee disputes that the Asserted Licensee Patent is an Essential LTE Patent, Licensee may submit such patent to the Patent Evaluator for evaluation provided it pays the applicable fees for such evaluation and reasonably cooperates with the Patent Evaluator, provided further that such submission must be made within thirty (30) days following the effective date of notice from Licensor. Licensee acknowledges that Licensor, in its sole discretion, may provide the Patent Evaluator claim charts and other materials to support its belief that the Asserted Licensee Patent is an Essential LTE Patent.

2.4.3.	If the final determination of the Patent Evaluator is that the Asserted Licensee Patent is not an Essential LTE Patent, then the applicable Licensor shall reimburse Licensee for the fees paid to the Patent Evaluator and the withdrawal of such Licensor’s Licensed Patents shall be deemed to be retroactively void and without effect and such patents shall be deemed to have been continuously licensed hereunder; provided that nothing in this Section 2.4 shall supersede or limit the terms, conditions and restrictions set forth elsewhere in this Agreement.

2.4.4.	If the final determination of the Patent Evaluator is (or if Licensee does not dispute) that the Asserted Licensee Patent is an Essential LTE Patent, then the Asserted Licensee Patent is subject to the grantback provisions provided under Section 2.6, and Licensee shall fulfill its grantback obligations in accordance with Section 2.6. Upon Licensee’s compliance with the applicable election, the withdrawal of Licensor’s and its Affiliates’ Essential LTE Patents shall be deemed to be retroactively void and without effect and such patents shall be deemed to have been continuously licensed hereunder; provided that nothing in this Section 2.4 shall supersede or limit the terms, conditions and restrictions set forth elsewhere in this Agreement.

2.4.5.	The submitting Licensee shall not use or disclose the results of the evaluation by the Patent Evaluator for any purpose whatsoever (including without limitation, in any judicial, legislative or other governmental action), except in connection with resolving the dispute between the submitting Licensee and the Licensor concerning whether the Asserted Licensee Patent is an Essential LTE Patent or, if applicable, for purposes of complying with the terms of Section 2.6 below.

2.4.6.	If a Licensor withdraws one or more of its Licensed Patents pursuant to this Section 2.4, License Administrator will provide Licensee with a list of such withdrawn patents, which shall be deemed to be removed from the Licensed Patents effective as of the date of the Licensor’s notice described in this Section 2.4.

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2.4.7.	Licensee expressly waives all claims against License Administrator, whether based on contract or any other legal theory, based on or otherwise arising out of a Licensor withdrawing its Licensed Patents and the licenses granted hereunder pursuant to this Section.

2.5.	Guaranty by Licensee Regarding its Affiliates.

2.5.1.	Licensee unconditionally and irrevocably guarantees performance under this Agreement by all of its Affiliates. Such performance includes, without limitation, obligations under Section 4.7 (“Books and Records”), and the obligation to comply with the terms of the Grantback License (pursuant to Section 2.6) Licensee warrants that it has all necessary authority to bind its Affiliates to the obligations imposed on Affiliates in this Agreement; alternatively, if Licensee lacks such authority with respect to one or more Affiliates, Licensee shall provide Via with a written undertaking from such Affiliate(s) stating that the Affiliate(s) understands and agrees to comply with such obligations, and acknowledging Via and Licensors as third-party beneficiaries to such undertaking.

2.5.2.	If any of Licensee’s Affiliates breaches or does not perform a duty or obligation pursuant to this Agreement, Licensee shall, as soon as reasonably practicable, cure such breach or perform such duty or obligation, and Licensee agrees that the Licensors and Via, individually or collectively in their sole discretion, shall have the right to proceed directly against Licensee and/or the Affiliate for such breach or non-performance. Licensee’s liability shall not be relieved by the insolvency or bankruptcy of any of such Affiliates, and any liability will be reinstated against Licensee if any payment by any of such Affiliates is returned for any reason, including but not limited to the insolvency or bankruptcy of any such Affiliates.

2.6.	Grantback.

2.6.1.	In partial consideration of the rights granted to Licensee and its Affiliates hereunder and subject to this Section 2.6, if Licensee or any of its Affiliates owns and has the right to license or has a license under and the right to sublicense one or more Essential LTE Patents, Licensee agrees to either (i) become a Licensor in the LTE essential patent licensing program administered by License Administrator by executing the LTE Commercialization Agreement (or by execution of a separate addendum or acknowledgment as provided therein), or (ii) license to all Licensors and their Affiliates and all other parties that are licensees pursuant to an effective LTE Patent License Agreement administered by License Administrator that request a license, all such Essential LTE Patents that are licensable or sublicensable by Licensee or any of its Affiliates, on terms and conditions no less favorable than the terms of this Agreement (“Grantback License”). Such obligation to license does not include patents that, if licensed, would require a payment of license fees by Licensee to any party that is not an Affiliate of Licensee, to make, have made, use, import, Sell and Otherwise Supply Licensed Products. Each such Grantback License shall be granted on a non-exclusive basis under reasonable and non-discriminatory (“RAND”) terms and shall include a license grant to such Licensor and its Affiliate(s) or such other licensee and its Affiliate(s) for activity prior to the effective date of the Grantback License. The Licensee’s obligation to grant a Grantback License shall continue until the later of (a) five (5) years after the Effective Date of this Agreement, and (b) the actual Term of this Agreement, including all renewal periods. If Licensee agrees to become a Licensor as set forth clause (i) above and its obligations under the LTE Commercialization Agreement terminate before the expiration of the last such Essential LTE Patent, then Licensee hereby agrees to the requirements of the Grantback License as set forth in clause (ii) above and the remainder of this Section 2.6.

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2.6.2.	Only with respect to Grantback License negotiations between Licensee and either a Licensor or a Licensor’s Affiliate, such Licensor may provide ninety (90) days’ written notice to Licensee and to License Administrator, and upon expiration of such notice and the negotiation period described below in this sentence, if later, withdraw the grant of license to its Licensed Patents from the license granted hereunder if a Grantback License agreement is not executed within twelve (12) months after written request for a Grantback License, and (a) Licensee’s proposed Grantback License or negotiations are alleged by Licensor and/or its Affiliate to not be reasonable, or (b) Licensee is seeking to negotiate a royalty rate on a per-patent basis for each of Licensee’s Essential LTE Patents that is greater than the Licensors’ per-patent share of License Fees (calculated by dividing the applicable per unit royalties as set forth on Appendix B by the number of Listed Licensed Patents). The exercise of the right to withdraw shall not affect any other remedies the affected Licensor, other Licensors, License Administrator or Licensee may have. Upon expiration of such 90-day period, License Administrator shall notify Licensee in accordance with this Agreement and provide Licensee with a revised list of Listed Licensed Patents applicable to Licensee, and, with immediate effect from the date of such notice from License Administrator, the Licensed Patents under this Agreement will cease to include the Licensed Patent(s) of such affected Licensor. Upon execution of a Grantback License agreement between Licensee and the affected Licensor or Licensor’s Affiliate, any withdrawn patents, unless otherwise licensed by Licensor to Licensee, shall immediately be reinstated, effective from the date such patents were withdrawn.

2.6.3.	In the event that any other licensee pursuant to an effective LTE Patent License Agreement administered by License Administrator or any of such licensee’s Affiliates (together, an “Asserting Party”) makes a claim, raises a counterclaim, or files a suit, directly or indirectly, against Licensee and/or any of its Affiliates over a patent alleged, or believed in Licensee’s reasonable judgment, to be an Essential LTE Patent, then Licensee will have no obligation to offer a Grantback License to such Asserting Party under this Section 2.6 until such claim or suit is withdrawn or otherwise fully resolved.

2.6.4.	In the event that Licensee or its Affiliates sells, assigns, or grants an exclusive license to, or otherwise transfers any Essential LTE Patent during the Term of this Agreement (collectively, “Transferred Patents”), Licensee shall bind the purchaser, assignee, or exclusive licensee to the foregoing grantback obligations until the expiration or termination hereof by making any such sale, assignment, exclusive license, or other transfer subject to the grantback obligations set forth in Section 2.6. If the purchaser, assignee or exclusive licensee is not so bound, then effective immediately prior to such sale, assignment, exclusive license, or other transfer, Licensee agrees it is deemed to have granted, and hereby grants to each Licensor and its Affiliates and all other parties that are licensees pursuant to an effective LTE Patent License Agreement, a royalty-free, non-exclusive, non-transferable, worldwide license under all of Licensee’s and its Affiliates’ Transferred Patents to make, have made, use, import, Sell and Otherwise Supply Licensed Products.

2.7.	Express License Only. No license is granted herein by implication, estoppel or otherwise, and no implied or express license, authority to infringe, immunity or other waiver from infringement liability shall be deemed to arise or exist as a matter of law or otherwise:

2.7.1.	under any patent that is not a Licensed Patent;

2.7.2.	to make, have made, use, import, Sell, or Otherwise Supply any products other than Licensed Products;

2.7.3.	for any field of use other than to comply with the LTE Standard;

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2.7.4.	to any person acquiring from Licensee or its Affiliates any product other than a Licensed Product.

2.8.	Statement of Via’s Intellectual Property Ownership. Via shall own all right, title and interest, including without limitation all intellectual property rights, in and to the Via Administration System, ViaSecure, the Via trademarks, trade names, trade dress, service marks and the associated names and logos used by Via from time to time.

3.	Publicity and Announcements.

3.1.	No rights or licenses of any kind or nature whatsoever are created hereunder to use any of Via’s, Licensee’s, or the Licensors’ trade names, trademarks or service marks (or any confusingly similar names or marks).

3.2.	Licensee shall make no statements that any of its or its Affiliates’ Licensed Products have been approved, tested or certified by Via or by any of the Licensors.

3.3.	Neither Party shall make any public disclosures inconsistent with the rights and obligations created hereunder. The Parties agree that Via and the Licensors may disclose to third parties the identity of Licensee as a licensee under this Agreement, and Licensee may disclose to third parties its identity as a licensee under this Agreement.

4.	Payments, Reports & Records.

4.1.	Initial Fee. Within thirty (30) days following the Effective Date, Licensee shall pay to Via an upfront, one-time, initial fee of USD 15,000 or, in the case of a Small Entity, USD 2,500 (the “Initial Fee”). The Initial Fee is an administrative fee for services provided in the United States, paid to Via. The Initial Fee is non-recoupable and non-refundable, and shall not be credited against the License Fees. The Initial Fee shall be paid in full to Via regardless of any tax treaties or obligations. Failure to remit the Initial Fee shall be a material breach of this Agreement.

4.1.1.	Small Entity Initial Fee. If Licensee qualifies as a Small Entity, Licensee shall be eligible for the USD 2,500 Initial Fee after providing Via with an executed Declaration of Small Entity Status, attached as Appendix C hereto.

4.2.	Quarterly Reports. Within thirty (30) days following the end of every calendar quarter following the Effective Date, Licensee shall deliver to Via in electronic form, paper form, or as otherwise reasonably required by Via, a written report summarizing such calendar quarter’s transactions involving Licensed Products as specified below.

4.2.1.	Quarterly Reports shall include:

4.2.1.1.	the quantity and description, including product name and/or External Model Number, of Licensed Products Sold or Otherwise Supplied to an entity that is neither the Licensee nor its Affiliate pursuant to this Agreement by Licensee and/or its Affiliates during the calendar quarter for which the Quarterly Report is due; whether the Licensed Products are Data Terminal Products, General Terminal Products or Femtocell Products; the Country of Manufacture; the Country of Initial Sale; and, if reasonably known to Licensee, the Country of Final Sale (by way of example only, not a country of intermediate distribution); if no Licensed Products were Sold or Otherwise Supplied by Licensee and/or its Affiliates during the calendar quarter, the Quarterly Report should so state;

4.2.1.2.	if Licensee or any of its Affiliates has Sold or Otherwise Supplied Partially Licensed Products during the calendar quarter for which the Quarterly Report is due, Licensee may provide a Bilateral Reconciliation Letter to Via to establish the existence of effective licenses covering such Partially Licensed Products. The Bilateral Reconciliation Letter from Licensee and acknowledged by the affected Licensor must be received by Via at least thirty (30) days prior to the due date for Licensee’s Quarterly Report under this Section 4.2, in order for any reduction of Licensee Fees to be applied for such quarter. The Bilateral Reconciliation Letter will remain in effect for the duration specified therein and need not be resubmitted each quarter; provided that Licensee must continue to submit Quarterly Reports in accordance with Section 4.2.2. Nothing herein shall excuse failure to or delay in submitting reports and making payments as they become due hereunder.

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4.2.1.3.	such other information and in such form as Via may reasonably request.

4.2.2.	Quarterly Reports shall include Partially Licensed Products, even if Licensee has provided Via with a Bilateral Reconciliation Letter pursuant to Section 4.2.1.2 above, and all applicable Licensors that have granted rights to Licensed Patents under other licensing agreements have confirmed the existence of such licenses or have given their approval for Via to reconcile Licensee’s reports to exclude payment of License Fees on such products. So long as Licensee has provided a timely Bilateral Reconciliation Letter to Via for any Partially Licensed Products it or any of its Affiliates has Sold or Otherwise Supplied during a calendar quarter, Via will invoice Licensee only for the net amount of License Fees after deducting the amount of License Fees that would have otherwise been due for such Partially Licensed Products. For the avoidance of doubt, Via will reduce the quarterly License Fees invoice to account for Essential LTE Patents of Licensors with which Licensee has bilateral licenses, and no License Fees are due from Licensee pursuant to this Agreement for the portion of License Fees that would otherwise have been owed for such Partially Licensed Products based on such Licensors’ Licensed Patents, provided that Licensee has submitted a Bilateral Reconciliation Letter in accordance with this Section.

4.2.3.	Except as may be required under Section 4.4 (“Taxes”) below and as required by law, Via shall not disclose Licensee-specific details of Quarterly Reports to Licensors. To the extent that Licensee has provided evidence to Via of licenses applicable to Partially Licensed Products, Via shall be permitted to disclose Licensee-specific information to Licensors as needed to confirm that the Licensed Products are licensed with respect to those Licensed Patents practiced by such products.

4.3.	License Fees. Unless Licensee qualifies for the semi-annual payment election set forth in Section 4.3.1, Licensee shall pay to Via all License Fees due hereunder within thirty (30) days after its Quarterly Report is due certifying the amounts due. In accordance with Appendix B (the “Schedule of Fees”), upon the Sale or Otherwise Supplying of Licensed Products to an entity that is neither the Licensee nor its Affiliate, Licensee shall pay to Via the amounts for each Licensed Product (except those returned and refunded) made or had made in, or Sold or Otherwise Supplied under this Agreement within or to any jurisdiction in which any Licensed Patent remains unexpired.

4.3.1.	If the License Fees due for a calendar quarter total less than US $25,000, Licensee may elect to defer payment of such License Fees until the following quarter, so long as this election is made not more than once every other calendar quarter (payments must be made at least on a semi-annual basis). Such an election does not excuse Licensee’s obligation to provide a Quarterly Report each quarter.

4.3.2.	If Licensee Sells or Otherwise Supplies Licensed Products for resale to a customer who also has executed an LTE Patent License Agreement with the License Administrator (“Other Licensee”), Licensee may agree with such Other Licensee that, as an exception to Section 4.3, the payment of License Fees for specific Licensed Products will not be made by Licensee under this Agreement but by the Other Licensee under the Other Licensee’s LTE Patent License Agreement. If Licensee executes such an agreement with an Other Licensee, Licensee remains responsible for reporting the Licensed Products in its own Quarterly Reports (referencing the agreement with the Other Licensee) and also remains responsible for payment of the License Fees due for such Licensed Products if the Other Licensee fails to report and pay License Fees that are due. If Licensee and an Other Licensee enter into such an agreement for the reporting and payment of License Fees, both Licensee and the Other Licensee shall provide Via with written notice of such agreement prior to initiating reporting and payment under this Section.

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4.3.3.	Reports and payments required hereunder shall be consolidated by Licensee to include reporting and payment of License Fees due with regard to Licensee’s Affiliates and have-made manufacturers.

4.3.4.	All fees due by Licensee under this Agreement are non-refundable and non-recoupable. With respect to (i) License Fees for Partially Licensed Products that are reduced under a Bilateral Reconciliation Letter pursuant to Section 4.2.2 above, or (ii) License Fees for Licensed Products that are paid by the Other Licensee pursuant to Section 4.3.2 above, the reduction of License Fees applies on a go-forward basis after the receipt of the applicable Bilateral Reconciliation Letter or notice of the Other Licensee, and cannot be retroactively applied to License Fees already paid.

4.4.	Taxes. Except as provided in Section 4.4.1 below, in addition to the Initial Fee and the License Fees set forth in this Agreement and Appendix B, Licensee shall pay any and all fees, duties, charges of any kind, and taxes, including, without limitation, sales, use, excise, value added, withholding and similar taxes, based on payments to be made hereunder in any jurisdiction(s) where such taxes are required, and shall not deduct such amounts from any payments of fees hereunder. Licensee shall pay any such taxes and fees which are necessary to ensure that the net amounts received by Via on behalf of Licensors after all taxes and fees are paid are equal to the amounts to which Licensors are otherwise entitled under this Agreement as if such taxes and fees did not exist. Licensee shall timely provide to Via documentation and proof of payment of taxes and fees paid on behalf of Licensors under this Section. If any taxing authority makes a claim against Via for any taxes owed by Licensee, Licensee shall be obligated to pay all of Via’s expenses and costs incurred in defending such claim by the taxing authority. Via shall reasonably cooperate and provide such information as may be required by Licensee for any purpose or reason relating to Licensee’s payment of taxes as may be required under this Section 4.4.

4.4.1.	Notwithstanding Section 4.4 (“Taxes”), if applicable law and/or tax treaty requires Licensee to withhold any income taxes levied by Licensee’s country of residency or any other jurisdiction(s) on payments to be made pursuant to this Agreement (“Withholding Tax”), Licensee shall timely remit to the appropriate governing authority any Withholding Tax that may be levied upon License Fees paid to Via for the benefit of Licensors. Licensee shall use Via’s calculation of Withholding Tax, and shall deduct such Withholding Tax from License Fees.

4.4.1.1.	Licensee shall provide to Via by the required filing or submission deadline as communicated by Via, all relevant documentation and proof of payment (in original form) of the Withholding Tax to allow Licensor to provide evidence to Licensor’s tax authorities of payment of Withholding Taxes. If Licensee cannot provide such documentation and proof of payment by such deadline, Licensee shall remit the amount of Withholding Tax to Via for distribution to affected Licensors.

4.4.1.2.	If a Licensor is eligible for a Withholding Tax rate exemption or a reduction pursuant to an applicable tax treaty then in force (as determined by (i) the country listed as Licensee’s address on the title page of this Agreement, from which the Licensee is paying the License Fee and (ii) the country in which the Licensor is receiving its share of the License Fees from Licensee), Licensee must cause any Withholding Tax that is payable by the Licensor to be avoided or reduced accordingly. Via shall reasonably cooperate with Licensee for purpose of reducing or eliminating any Withholding Taxes.

4.4.1.3.	Via shall reasonably cooperate with Licensee by furnishing necessary information, completed certificates, forms and other documents required by Licensee for the purpose of reducing or eliminating any Withholding Taxes. Licensee shall file all necessary tax forms required or desirable in order to apply for the application of rates under tax treaties. Nothing in this Section 4.4.1.3 shall require Via or Licensee to take any action inconsistent with any applicable law or government regulation.

4.4.1.4.	If any taxing authority makes a claim against a Licensor or Via for failure to timely remit all required Withholding Taxes, then Licensee shall be obligated to pay all deficiencies and any interest or penalties owed to such taxing authority as a result of such failure.

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4.5.	Payment Procedure.

4.5.1.	Payments to Via shall be made by wire transfer to the bank and account set forth in the invoice from Via, or to such other bank and account as Via may notify Licensee in writing, or by check drawn upon a nationally-recognized U.S. bank and sent to Via to the address set forth below in Section 9.8 (“Notices”).

4.5.2.	Via will credit payments from Licensee against any prior outstanding amounts owed by Licensee under this Agreement (crediting the oldest outstanding amounts first) before applying them to current License Fees or other amounts owed.

4.5.3.	Excess payment amounts shall be applied to immediately subsequent payment obligations and not refunded.

4.5.4.	Any fees or payments that are made hereunder later than the date on which they are due shall bear interest, compounded monthly at the statutory rate of ten percent (10%) per annum or the highest rate permitted under applicable law, whichever is lower. A payment is considered late if received more than thirty (30) days after the due date.

4.5.5.	Time is of the essence with respect to all payments required hereunder.

4.5.6.	Licensee shall pay all amounts due hereunder in United States dollars. All dollar amounts in this Agreement refer to United States dollars unless otherwise indicated.

4.5.7.	Notwithstanding any requirement for written documents, communication or notice in this Agreement, Quarterly Reports, tax, withholding, financial and payment information and communications may be exchanged by the Parties electronically through the Via Administration System, ViaSecure, or as otherwise requested by Via by notice through such systems.

4.6.	Fee Applicability.

4.6.1.	When Sold or Otherwise Supplied. For the purpose of timing the payment of License Fees, a Licensed Product shall be considered Sold or Otherwise Supplied on the earlier of the following events: (i) when delivered to a party that is not an Affiliate of Licensee; (ii) when otherwise disposed of, or (iii) when invoiced to a party that is not an Affiliate of Licensee. For the avoidance of doubt, License Fees are payable only when Licensed Products are Sold or Otherwise Supplied under this Agreement and this Section, and not for Licensed Products that are made or have made but not Sold or Otherwise Supplied during the applicable quarter.

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4.6.2.	Other Licensee Fee Payment. Licensee shall have no obligation to pay License Fees for a particular Licensed Product on which a third party that is a licensee under an LTE Patent License Agreement with Via has paid Via the required License Fees as set forth in Appendix B provided that Licensee documents the payment by such third party to Via’s reasonable satisfaction. Notwithstanding the foregoing, Licensee remains responsible for reporting such Licensed Products in its own Quarterly Reports.

4.6.3.	Sales Prior to Effective Date. Not later than thirty (30) days following the Effective Date of this Agreement, Licensee shall submit to Via a written report, identical in form and to the content requirements set forth in Section 4.2 (“Quarterly Reports”), for any Licensed Products Sold or Otherwise Supplied during the entire period prior to the Effective Date of this Agreement. Except as specifically provided in this Section, Licensee shall pay to Via all License Fees for such Licensed Products and interest thereon, compounded monthly at the statutory rate of ten percent (10%) per annum or the highest rate permitted under applicable law, whichever is lower; or if no Licensed Products were Sold or Otherwise Supplied during the entire period prior to the Effective Date of this Agreement, a statement to that effect. Upon receipt of such reports and payments, the license grant set forth in Section 2.1 will be extended to include Licensed Products Sold or Otherwise Supplied prior to the Effective Date for which a report and payment has been received.

4.6.4.	Sales By New Affiliates. Not later than thirty (30) days following the date that an entity that is not already a licensee under an LTE Patent License Agreement becomes an Affiliate of Licensee (“New Affiliate”) for the first time (for example where an entity acquires ownership of Licensee or one of Licensee’s parents, or where an entity is acquired by Licensee or one of Licensee’s Affiliates) (“Date of Affiliation”), Licensee shall submit to Via a written report, identical in form and including the equivalent content as set forth in Section 4.2 (“Quarterly Reports”), for any Licensed Products Sold or Otherwise Supplied by any New Affiliates during the entire period prior to the date of such report, together with payment for fees and interest thereon, compounded monthly at the statutory rate of ten percent per annum or the highest rate permitted under applicable law, whichever is lower; or if no Licensed Products were Sold or Otherwise Supplied by all such New Affiliates during the entire period prior to the Affiliation Date, a written statement to that effect. Upon receipt by Via of such reports and full payment for such Licensed Products, the license grant set forth in Section 2.1 will be extended to include Licensed Products Sold or Otherwise Supplied by such New Affiliate prior to the Date of Affiliation.

4.7.	Books and Records. Licensee and its Affiliates shall keep true, correct, and complete books and records of all sales, licenses, leases, uses, returns or other transfers of Licensed Products under this Agreement for at least six (6) years from the date of their creation in order to confirm the accuracy of all of Licensee’s reports and amounts paid or payable hereunder. Via may select an independent and professionally licensed accountant in its sole discretion (“Auditor”) to audit, inspect and make abstracts of such books and records, at Licensee’s facility (or elsewhere as determined by Auditor) as necessary to verify their accuracy and that of all other written reports and statements provided for herein, and verify or determine fees paid or payable under this Agreement (“Audit”). Such Audit shall be performed during regular business hours upon at least ten days’ notice and not more often than once annually unless an underpayment of five percent (5%) or more is found, in which case Via may conduct more frequent Audits to the extent reasonably necessary to verify consistently accurate reporting. The Auditor may provide to Via information sufficient to support its findings provided that it shall not reveal any information to Via beyond what is required of Licensee in accordance with this Agreement. If the Audit shows an underpayment, then Licensee shall immediately report the discrepancy pursuant to Section 4.2.1 and pay to Via the amounts due, plus accrued interest, plus the cost of the Audit if applicable, after receiving notice of the results of the applicable Audit, Licensee will pay the cost of the Audit if, for the period audited, an underpayment of five percent (5%) or more is found, based on and compared to payments or reports received by Via prior to Via’s notice informing Licensee of the Audit. Amounts payable after notice of the audit results will be subject to additional interest pursuant to Section 4.5.4 if they are not received by Via within ten (10) days after the date of such notice. Upon initiation of an Audit, Via, in its discretion, may disable Licensee’s ability to report under Section 4.2 electronically until the completion of such Audit and agreement by the Parties on the results of such Audit. Following an Audit, Via will apply any subsequent payments received from Licensee hereunder first to the costs of the Audit and then to accrued interest before applying any remainder to outstanding License Fees. Via may report the results of any Audit to Licensors; provided, however, that Via shall not disclose in its report to Licensors any Confidential Information of the Licensee, or any other Licensee-specific information other than discrepancies in Licensee’s reporting of Licensed Products and payments of License Fees under this Agreement for the period that was the subject of the Audit.

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5.	Confidentiality.

5.1.	Reproduction. Recipient shall not reproduce Discloser’s Confidential Information except and only to the extent necessary to exercise its rights and obligations under this Agreement. Reproductions of Confidential Information shall include any trade secret legends, proprietary notices and/or copyright notices present in the Confidential Information.

5.2.	Disclosure. Recipient shall restrict disclosure of Confidential Information to its and its Affiliates’ employees, contractors, attorneys and accountants with a need to know such information to accomplish the purposes of this Agreement, and Recipient shall advise such Affiliates, employees, contractors, attorneys and accountants, in advance of such disclosure, of the obligations of this Section 5 and shall require such Affiliates, employees, attorneys, and accountants to be bound, in writing, by confidentiality obligations substantially similar to those herein. Recipient shall not disclose Confidential Information to any other third party without prior written approval of Discloser. All tax credit payments and related documents shall be deemed Confidential Information and shall be disclosed only on a need-to-know basis. Except for books and records specified in Section 4.7 (“Books and Records”) above, Recipient’s obligation to maintain confidentiality of Confidential Information as provided under this Section 5 shall expire three (3) years from the date of disclosure. Recipient shall take reasonable steps to prevent unauthorized disclosure or use of the Discloser’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons, but in no event will the Recipient use less care than it would in connection with its own Confidential Information of like kind or importance.

5.3.	Use. All Confidential Information that is disclosed for the purposes set forth in this Agreement shall be used only to the extent necessary to accomplish the purposes of this Agreement, shall be subject to the restrictions of this Section 5 and shall not be used for any other purpose.

5.4.	Property. All Confidential Information that is owned by Discloser shall remain the property of Discloser. Recipient’s duty to protect Confidential Information commences upon receipt of the Confidential Information.

5.5.	Exclusions. The foregoing restrictions on the use and disclosure of Confidential Information shall not apply to any Confidential Information:

5.5.1.	that is independently developed by Recipient without reference to or use of the Discloser’s Confidential Information, or lawfully received free of restriction from another source having the right to furnish the Confidential Information;

5.5.2.	after it has become generally available to the public without breach of this Agreement by Recipient;

5.5.3.	that, at the time of disclosure to Recipient, was known to Recipient or its Affiliates free of restriction as evidenced by documentation in Recipient’s possession; or

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5.5.4.	that Discloser agrees in writing is free of such restrictions.

5.6.	Exceptions. Nothing in this Agreement shall prevent Recipient from disclosing Confidential Information to the extent Recipient is legally compelled to do so by any governmental, investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction, provided that Recipient first gives Discloser reasonable notice of the required disclosure sufficient to permit Discloser to take appropriate steps to seek a protective order or equivalent. In no event shall Recipient’s cooperation with Discloser require Recipient to take any action which, on the advice of Recipient’s counsel, could result in the imposition of any sanctions or other penalties against Recipient.

5.7.	No Implied Assurances. None of the Confidential Information which may be disclosed by Discloser shall constitute any representation, warranty, guarantee, inducement or other assurance by Discloser with respect to the non-infringement of any intellectual property rights, or any other rights of any third persons or of Discloser.

6.	Term and Termination.

6.1.	Term. This Agreement shall commence on the Effective Date and continue thereafter for a period of five (5) years unless earlier terminated pursuant to this Section 6. Licensee shall have the option to renew this Agreement for additional periods of five (5) years (or until the expiration of all Licensed Patents if shorter), provided that any renewal shall be subject to delivery of written notice to Via by Licensee setting forth Licensee’s election to renew at least thirty (30) days prior to the expiration of the then-current term and provided further that such renewal shall be according to the terms of this Section 6.1. Any renewal of this Agreement shall be conditioned upon compliance with and acceptance of any amendments or changes to the terms and conditions of this Agreement as set forth in notice from Via to Licensee after Licensee’s election to renew provided that such amended or changed terms and conditions shall be no less favorable than the terms of the then-current LTE Patent License Agreement being offered by Via. In any event, such renewal shall include only the Licensed Patents of the Licensors that are parties to an effective LTE Commercialization Agreement on the first date that such renewal becomes effective.

6.2.	Termination for Breach. Failure to pay or perform any obligation hereunder within the time prescribed shall constitute an event of material default. Failure to cure any event of material default within sixty (60) days after receipt of notice describing the non-performance, or thirty (30) days with respect to non-payment of amounts due, shall entitle the Party giving such notice to terminate, or suspend, any or all portions of this Agreement.

6.3.	Other Terminations. In addition to other rights to terminate set forth in this Agreement, this Agreement may be terminated by Via, upon thirty (30) days’ written notice to Licensee, without any right of Licensee to cure, upon the occurrence of any of the following events:

6.3.1.	If Licensee files a petition in bankruptcy or the equivalent thereof, or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the filing date thereof, or is or becomes insolvent, or admits of a general inability to pay its debts as they become due; or

6.3.2.	Upon the de facto or de jure nationalization or expropriation of Licensee by governmental or military action, whether or not with valid authority.

6.4.	Termination for Convenience. Licensee may terminate this Agreement at will by providing Via with at least sixty (60) days’ prior written notice.

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6.5.	Effect of Termination.

6.5.1.	Effect of Termination on Payments and Reporting. Upon expiration or termination of this Reports shall automatically be accelerated so that they shall all become due, payable, and deliverable on or before thirty (30) days after the effective date of expiration or termination of this Agreement.

6.5.2.	Effect of Expiration or Termination on License. Upon expiration or termination of this Agreement, all licenses granted to Licensee hereunder shall terminate and revert to the Licensors.

6.6.	Survival. The definitions and the Parties’ rights, duties and obligations under Sections 4.7 (“Books and Records”), 5 (“Confidentiality”), 6.5 (“Effect of Termination”), 6.6 (“Survival”), 7 (“Representations and Warranties”), and 9 (“General”) shall survive the expiration or termination of this Agreement. Without limiting the foregoing, Licensee’s obligation to grant a Grantback License pursuant to Section 2.6 (“Grantback”) shall continue until the later of (a) five (5) years after the Effective Date of this Agreement, and (b) the actual Term of this Agreement, including all renewal periods.

7.	Representations and Warranties.

7.1.	Negation of Representations and Warranties by Via and Licensors. Via and Licensors, individually and collectively, make no representation, warranty, covenant or claim regarding:

7.1.1.	the scope, validity, enforceability or infringement of the Licensed Patents;

7.1.2.	any ongoing maintenance or prosecution of any of the Licensed Patents;

7.1.3.	any defense of Licensee against any actions or suits of any nature brought by any third parties;

7.1.4.	any obligation to bring or prosecute any actions or suits against any third parties for infringement; or

7.1.5.	any sufficiency, adequacy or completeness of the Licensed Patents for any purpose including but not limited to making, using, importing, Selling, or Otherwise Supplying any Licensed Products.

7.2.	Representations and Warranties by Licensee. Licensee represents, warrants and covenants that:

7.2.1.	Licensee enters this Agreement for its own convenience to acquire non-exclusive rights from multiple Licensors hereto in a single transaction rather than in multiple transactions for rights to the Licensed Patents which it believes are necessary to make, use, import, Sell, or Otherwise Supply Licensed Products; and by doing so Licensors and Licensee may achieve economies of scale, reduce transaction costs, integrate complementary technologies, and promote the LTE Standard;

7.2.2.	Licensee is aware that the Licensed Patents may not comprise all the technology, or include licenses to all of the patents or other licenses or rights required to make, use, import, Sell, or Otherwise Supply a Licensed Product;

7.2.3.	Licensee acknowledges that Via and Licensors, individually and collectively, make no representation, warranty, covenant or claim that the Licensed Patents hereunder include all Essential LTE Patents throughout the world;

7.2.4.	Licensee acknowledges that Via and Licensors do not, individually or collectively, make any representation, warranty, covenant or claim that making, using, importing, Selling, or Otherwise Supplying of the Licensed Product will not infringe, directly, indirectly, by inducement or otherwise, any patent not licensed hereunder;

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7.2.5.	Licensee acknowledges and agrees that (i) the terms of this Agreement require the payment of the same specified License Fees regardless of the number of Licensed Patents licensed under this Agreement; (ii) it is not required by this Agreement to utilize all or a specific subset of the Licensed Patents; and (iii) the License Fees payable hereunder represent the value to Licensee of making, using, importing, Selling or Otherwise Supplying Licensed Products and not the value of a specific subset of Licensed Patents at any given time; notwithstanding the foregoing, Licensee acknowledges and agrees that Via may offer other program offerings on standards or technology that may be related to the LTE Standard as defined above, which, if offered, will be available through separate patent license agreements or optional amendments to this Agreement;

7.2.6.	Licensee shall defend, indemnify, and hold Via and the Licensors, individually and collectively, harmless and free from and against any claim, loss, damage, costs, attorneys’ fees or other liability based on or otherwise arising out of Licensee’s or Licensee’s Affiliates’ conduct, including without limitation claims related to Licensee’s violation of any applicable laws or government regulations, including any applicable laws or government regulations relating to export, import, and royalty withholding; any infringement of third party intellectual property rights in connection with Licensed Products; any breach by Licensee or its Affiliates of this Agreement; costs of enforcement actions or proceedings brought by Via or any Licensors relating to Licensee’s or its Affiliates’ breach of this Agreement including, without limitation, costs of proceedings before the U.S. International Trade Commission (ITC) or actions of the U.S. Customs Service or actions or proceedings before similar foreign agencies for seizure of products made, used, imported, Sold or Otherwise Supplied in violation of this Agreement; provided, however, that notwithstanding the foregoing, Licensee shall not be obligated to defend, indemnify and hold Via or the Licensors harmless from and against a claim, loss, damage or liability based on or otherwise arising out of the willful misconduct or gross negligence of Via or the Licensors;

7.2.7.	Licensee acknowledges that Via and the Licensors have not investigated Licensee’s particular Licensed Product(s) and that to the extent such Licensed Product(s) include features not necessarily and unavoidably required by the implementation of the LTE Standard, such features may infringe patents and/or intellectual property rights owned by the Licensors which are not included in the Licensed Patent(s) and that a separate license for same would, in such case, be required;

7.2.8.	Neither Licensee nor its Affiliates have, in contemplation of signing this Agreement, made an assignment of, or granted an exclusive license to, any Essential LTE Patent to any third party.

7.3.	Representations and Warranties by Each Party. Each Party represents, covenants and warrants that:

7.3.1.	this Agreement does not violate any of that Party’s existing agreements;

7.3.2.	such Party has the authority, power and right to convey the rights or accept the obligations created hereunder subject to the terms, conditions and limitations set forth herein.

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7.4.	WARRANTY DISCLAIMER. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN THIS SECTION 7, VIA AND THE LICENSORS MAKE NO WARRANTY OF ANY TYPE OR OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY DISCLAIM AND EXCLUDE ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

7.5.	WAIVER OF CONSEQUENTIAL DAMAGES AND OTHER INDIRECT DAMAGES. VIA AND THE LICENSORS SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY TYPE OR OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF VIA OR ANY OF THE LICENSORS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.6.	LIMITATION OF REMEDIES AND LIMITATION OF LIABILITY. IN ALL EVENTS, LICENSEE’S SOLE REMEDY UNDER THIS AGREEMENT FOR ANY CLAIM OF BREACH SHALL BE TO TERMINATE THIS AGREEMENT. IN NO EVENT SHALL VIA’S AND LICENSORS’ AGGREGATE CUMULATIVE LIABILITY TO LICENSEE FOR DAMAGES UNDER THIS AGREEMENT EXCEED THE AMOUNTS DUE TO VIA BUT UNPAID BY LICENSEE OR THE AMOUNTS PAID BY LICENSEE TO VIA IN THE TWELVE MONTH PERIOD IMMEDIATELY PRIOR TO THE FIRST EVENT GIVING RISE TO THE LIABILITY, WHICHEVER IS LESS.

7.7.	FAILURE OF ESSENTIAL PURPOSE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN SECTION 7.6 (“LIMITATION OF REMEDIES AND LIMITATION OF LIABILITY”) SHALL APPLY EVEN IF THIS AGREEMENT OR ANY LIMITED REMEDY SPECIFIED HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

7.8.	Express Allocation of Risks and Benefits. All of the terms and conditions in Sections 7 (“Representations and Warranties”), 7.4 (“Warranty Disclaimer”) and 7.6 (“Limitation of Remedies and Limitation of Liability”) have been expressly accepted by the Parties and represent the bargained for allocations of risks and benefits under this Agreement which are reflected in the financial terms between the Parties in this Agreement. This allocation is an essential element of the basis of the bargain between the Parties.

8.	Right to Independent Negotiation.

8.1.	Acknowledgements. Licensee understands and acknowledges that the Licensed Patents are offered to be licensed for the convenience of Licensee, and Licensee is free to negotiate licenses and/or fees for the Licensed Patents directly with each of the Licensors independently and individually on mutually acceptable terms and conditions which may be different from those set forth in this Agreement.

8.2.	Independent Negotiations. Licensee also understands and acknowledges that Licensee is free to conduct the negotiations described in this Section 8 (“Right to Independent Negotiation”) simultaneously with any or all of the Licensors independently, individually and directly.

8.3.	Further Acknowledgement. Licensee also understands and acknowledges that this Agreement has been entered into freely and at the option of Licensee. Furthermore, Licensee understands and acknowledges that each Licensor may hold patents or other intellectual property that are infringed by making, importing, Selling or Otherwise Supplying Licensed Products and which are not licensed to Licensee hereunder.

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9.	General.

9.1.	Section Titles. Section titles are intended only to aid and assist the reader as an index device and are not intended to be substantive or fully descriptive of the contents of the section or to be used for construction or interpretation.

9.2.	Assignment. Licensee shall not assign this Agreement or delegate any of its rights, duties or obligations hereunder without the prior written consent of Via, except in connection with Licensee’s merger with another entity, or sale to another entity of its entire business, or substantially all of the assets used to carry out the business related to practice of the technology to which this Agreement pertains, provided that such entity shall promptly agree in writing with Via to perform all Licensee’s obligations and duties hereunder. Any attempt to do so without such consent is void. Via may assign the administration and management of this Agreement or its rights, interests and obligations under this Agreement to a successor in connection with a merger with or acquisition by or sale of all of Via’s assets, or in the event that a different license administrator (“New Administrator”) or the Licensors succeed to Via’s obligations and rights under this Agreement.

9.2.1.	In the event that a New Administrator succeeds to Via’s obligations and rights under this Agreement, Via shall notify Licensee that Via will no longer administer this Agreement, and Licensee shall have thirty (30) days from receipt of Via’s notice to decide whether to terminate this Agreement or permit Via to assign this Agreement to the New Administrator. If Via does not receive a notice of termination from Licensee during the 30-day period, then Via shall assign this Agreement to the New Administrator and shall further transfer to the New Administrator copies of invoices, financial reports, agreements, and other documents and information that are related to Licensee and this Agreement.

9.2.2.	In the event that Licensors succeed to Via’s obligations and rights under this Agreement, Via shall notify Licensee that it will no longer administer this Agreement, and Licensee shall have thirty (30) days from receipt of Via’s notice to decide whether to terminate this Agreement or permit Via to assign this Agreement to the Licensors. If Via does not receive a notice of termination from Licensee during the 30-day period, Via shall assign this Agreement to the Licensors, and provide each Licensor copies of this Agreement and those invoices, financial reports, agreements, and other documents and information that are related to Licensee and this Agreement applicable to that Licensor. The Licensors shall immediately notify Licensee, and provide contact information for notices, reports, payments and any additional information necessary to achieve the successful transfer of this Agreement from Via to the Licensors.

Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.3.	Compliance with Laws. Licensee will comply with all applicable laws and regulations, including any applicable laws and regulations relating to export, import, and applicable royalty withholding laws and regulations, and will defend and hold Via and all Licensors harmless from any expense or damage resulting from Licensee’s violation or alleged violation of any such law or regulation as set forth in Section 7.2.6. Licensee shall not export or re-export any data acquired from Licensors under this Agreement, or the direct product thereof, to any country in contravention of applicable law.

9.4.	Costs. Any covenant requiring a Party to perform or provide an act or service shall be construed to impose upon such Party the burden of the cost thereof unless otherwise provided for herein.

9.5.	Assertion of Unenforceability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and the unenforceable or invalid provision shall be amended to achieve as closely as possible the economic effect of the original provision.

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9.6.	Modification and Waiver. No provision of this Agreement shall be deemed modified by any act or omission of a Party or its agents, or by failure to object to any acts of a Party which may be inconsistent with the terms of this Agreement. No waiver of a breach committed by a Party in one instance shall constitute a waiver or permission to commit or continue breaches in other or like instances. This Agreement shall not be amended or modified other than by a duly executed written amendment signed by representatives of the Parties, except that Via may provide updates to the lists of Licensors, Listed Licensed Patents on ViaSecure, and the Parties may provide updates to contact information, addresses and other administrative matters via written notice, email, as provided in Section 4.5.7 above, or other electronic means.

9.7.	Calendar Days. All references to days under this Agreement are a reference to calendar days; thus, for example, when action is required “within thirty (30) days” then in all cases such action is required within thirty (30) calendar days.

9.8.	Notices. All notices and communication shall be in written English, to the addresses below, or to such other contact information as either Party may designate pursuant to proper notice and, except to the extent an alternate means is specified below or elsewhere in this Agreement, sent by an internationally-recognized courier service that provides proof of delivery. All notices so provided shall be deemed effective upon receipt as indicated by such proof, and in no case later than ten (10) days after sending. Notwithstanding the foregoing, Via may send notices updating contact information and addresses and other administrative matters, and any updates to the lists of Licensors, Listed Licensed Patents pursuant to Section 2.4 or otherwise, via email, as provided in Section 4.5.7 above, or by other electronic means. The parties may agree on additional procedures for electronic communication; such agreement may be entered into by electronic means. If and when so entered into, such procedures will be deemed to be incorporated into the notice procedures set forth in this Section 9.8. All fees payable to Via shall be paid by check tendered or wire transfer at the applicable following address (or such other payment addresses or bank account as Via shall designate in writing):

Via Licensing Corporation

Attention: LTE License Administrator

1275 Market Street

San Francisco, CA 94103

Telephone: (415) 645-4700

Notices to Licensee shall be sent to the address on page 1, or to the following if specified:

Company:

Attn:

Address:

Fax:

Email: gerry@siyatamobile.com

9.9.	Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the substantive law of the State of California. This Agreement shall be deemed to have been made and entered into in San Francisco, California. The sole jurisdiction and venue for any action, dispute, claim or controversy related to or arising out of this Agreement, whether in contract or in tort (“Action”), shall be the United States District Court for the Northern District of California, San Francisco Division or the Superior Court of the State of California, San Francisco County. In the event that such courts do not have, or decline, subject matter jurisdiction, personal jurisdiction or venue, such Action may be brought in any court approved by Via that has the requisite jurisdiction and venue. The Parties hereby consent and submit to jurisdiction of such courts, and waive any venue objections thereto, and further agree that process may be served as authorized by California law. In the event that any action is brought to resolve any dispute under this Agreement, the prevailing Party shall be entitled to recover from the other Party all costs and expenses incurred in that action as well as any appeal therefrom, including all reasonable attorney’s fees and costs. Licensee shall not object to any enforcement action brought by Via under this Agreement on the basis that the Licensors should be required to seek, maintain, or be joined to such action.

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9.10.	Relationship of the Parties. The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or other agency between Via and Licensee, and neither Via nor Licensee has the authority to bind the other or incur any obligation on behalf of the other.

9.11.	Controlling Language. This Agreement and the Appendices hereto are prepared and executed in the English language only, which language shall be controlling in all respects. Any translations of this Agreement into any other language are for reference only and shall have no legal or other effect. Any notice which is required or permitted to be given by one Party to the other under this Agreement shall be in the English language and shall be in writing. All proceedings related to this Agreement shall be conducted in the English language.

9.12.	Third Party Beneficiary. Licensee acknowledges and agrees that each Licensor is a direct and intended third party beneficiary of those provisions of this Agreement expressly or implicitly referencing Licensor and Licensor shall be entitled to enforce the terms of such provisions directly against Licensee.

9.13.	Counterparts. This Agreement may be executed, whether in person or by facsimile transmission, simultaneously in counterpart, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Without limiting the foregoing, in territories where electronic or digital signatures are binding and legally enforceable, the Parties may execute this Agreement and any amendments hereto using such electronic or digital means.

9.14.	Interpretation. Each Party hereby acknowledges and agrees that it is sophisticated and has consulted legal counsel with respect to this transaction. As a consequence, the Parties expressly waive any presumption of any statutory or common law rule relating to the interpretation of contracts against the drafter. The terms “including,” “such as,” “by way of example” or any variation thereof means “including the following by way of example only, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items immediately following it.

9.15.	Entire Agreement. This Agreement, together with the Appendices attached hereto and incorporated by this reference, contains the entire agreement between Via and Licensee, and supersedes all other prior or contemporaneous representations, discussions, negotiations and agreements, whether written or oral between them relating to the subject matter hereof.

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APPENDIX A

LTE STANDARD; LICENSORS

The patent license granted herein may only be used solely for the implementation of the following LTE specifications implemented in accordance with the LTE Forum Specifications:

LTE Standard
3rd Generation Partnership Project: 3GPP Releases 8 through 12 (but does not include portions of standards related to Enhanced Voice Services - EVS)

Document identification
Ref No.	Description
TS 22.011	Service accessibility
TS 22.016	International Mobile Equipment Identities (IMEI)
TS 22.022	Personalization of Mobile Equipment (ME); Mobile functionality specification
TS 22.024	Description of Charge Advice Information (CAI)
TS 22.030	Man-Machine Interface (MMI) of the User Equipment (UE)
TS 22.038	(U)SIM Application Toolkit (USAT/SAT); Service description; Stage 1
TS 22.053	Tandem Free Operation (TFO); Service description; Stage 1
TS 22.057	Mobile Execution Environment (MExE) service description; Stage 1
TS 22.101	Service aspects; Service principles
TS 22.105	Services and service capabilities
TS 22.220	Service Requirements for Home Node B (HNB) and Home eNode B (HeNB)
TS 23.107	Quality of Service (QoS) concept and architecture
TS 23.110	Universal Mobile Telecommunications System (UMTS) access stratum; Services and functions
TS 23.140	Multimedia Messaging Service (MMS) Stage 2
TS 23.204	Support of Short Message Service (SMS) over generic 3GPP Internet Protocol (IP) access; Stage 2
TS 23.207	End-to-end Quality of Service (QoS) concept and architecture
TS 23.221	Architectural requirements
TS 23.401	General Packet Radio Service (GPRS) enhancements for Evolved Universal Terrestrial Radio Access Network (E-UTRAN) access

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TS 23.402	Architecture enhancements for non-3GPP accesses
TS 24.301	Non-Access-Stratum (NAS) protocol for Evolved Packet System (EPS); Stage 3
TS 26.244	Transparent end-to-end packet switched streaming service (PSS); 3GPP file format (3GP)
TS 26.245	Transparent end-to-end Packet switched Streaming Service (PSS); Timed text format
TS 33.102	3G security; Security architecture
TS 33.105	Cryptographic algorithm requirements
TS 33.110	Key establishment between a UICC and a terminal
TS 33.320	Security of Home Node B (HNB) / Home enhanced Node B (HeNB)
TS 33.401	3GPP System Architecture Evolution (SAE); Security architecture
TS 35.201	Specification of the 3GPP confidentiality and integrity algorithms; Document 1: f8 and f9 specification
TS 35.202	Specification of the 3GPP confidentiality and integrity algorithms; Document 2: Kasumi specification
TS 35.215	Specification of the 3GPP Confidentiality and Integrity Algorithms UEA2 & UIA2; Document 1: UEA2 and UIA2 specifications
TS 35.216	Specification of the 3GPP Confidentiality and Integrity Algorithms UEA2 & UIA2; Document 2: SNOW 3G specification
TS 36.101	Evolved Universal Terrestrial Radio Access (E-UTRA); User Equipment (UE) radio transmission and reception
TS 36.104	Evolved Universal Terrestrial Radio Access (E-UTRA); Base Station (BS) radio transmission and reception
TS 36.133	Evolved Universal Terrestrial Radio Access (E-UTRA); Requirements for support of radio resource management
TS 36.211	Evolved Universal Terrestrial Radio Access (E-UTRA); Physical channels and modulation
TS 36.212	Evolved Universal Terrestrial Radio Access (E-UTRA); Multiplexing and channel coding
TS 36.213	Evolved Universal Terrestrial Radio Access (E-UTRA); Physical layer procedures
TS 36.214	Evolved Universal Terrestrial Radio Access (E-UTRA); Physical layer—measurements
TS 36.300	Evolved Universal Terrestrial Radio Access (E-UTRA) and Evolved Universal Terrestrial Radio Access Network (E-UTRAN); Overall description; Stage 2
TS 36.302	Evolved Universal Terrestrial Radio Access (E-UTRA); Services provided by the physical layer
TS 36.304	Evolved Universal Terrestrial Radio Access (E-UTRA); User Equipment (UE) procedures in idle mode
TS 36.314	Evolved Universal Terrestrial Radio Access Network (E-UTRAN); Layer 2—measurements

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TS 36.321	Evolved Universal Terrestrial Radio Access (E-UTRA); Medium Access Control (MAC) protocol specification
TS 36.322	Evolved Universal Terrestrial Radio Access (E-UTRA); Radio Link Control (RLC) protocol specification
TS 36.323	Evolved Universal Terrestrial Radio Access (E-UTRA); Packet Data Convergence Protocol (PDCP) specification
TS 36.331	Evolved Universal Terrestrial Radio Access (E-UTRA); Radio Resource Control (RRC); Protocol specification
TS 36.401	Evolved Universal Terrestrial Radio Access Network (E-UTRAN); Architecture description
TS 36.413	Evolved Universal Terrestrial Radio Access (E-UTRA) ; S1 Application Protocol (S1AP)
TS 36.423	Evolved Universal Terrestrial Radio Access Network (E-UTRAN); X2 Application Protocol (X2AP)

Licensors:

•	AT&T Intellectual Property, LLC
•	China Mobile Communications Corporation
•	Conversant Wireless Licensing S.a.r.l
•	Deutsche Telekom AG
•	Dolby Laboratories, Inc.
•	Google Inc.
•	HP Inc.
•	Innovative Sonic Limited
•	KDDI Corporation
•	Lenovo PC (HK) Limited (including Motorola Mobility LLC, a wholly-owned subsidiary of Lenovo)
•	MediaTek Inc.
•	NTT DOCOMO, INC.
•	Siemens AG
•	SK Telecom Co., Ltd.
•	Technology In Ariscale, LLC
•	Telecom Italia S.p.A.
•	Telefonica, S.A.
•	Verizon Wireless

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APPENDIX B

SCHEDULE OF FEES

Pursuant to Section 4, Licensee shall calculate and pay License Fees to Via for each Licensed Product Sold or Otherwise Supplied during each calendar quarter in accordance with the following tables.

General Terminal Products

Volume (per unit / annual reset*)	Per Unit Fee
For the first 1 to 500,000 units	$3.00
For units 500,001 to 2,500,000	$2.55
For units 2,500,001 to 5,000,000	$2.40
For units 5,000,001 to 10,000,000	$2.25
For units 10,000,001 or more	$2.10

General Terminal Products that are mobile phones and/or Mobile Computer Tablets (as defined below)

Volume (per unit / annual reset*)	Per Unit Fee
For the first 1 to 100,000 units	No Fee
For units 100,001 to 1,000,000	$1.00
For units 1,000,001 to 2,500,000	$1.50
For units 2,500,001 or more	$2.10

In the event Licensee executes this Agreement within six (6) months of becoming aware of the above rate table for General Terminal Products that are mobile phones and/or Mobile Computer Tablets, then Licensee shall receive a 50% discount off the 100,001 to 1,000,000 volume tier such that the effective per unit fee for that tier equals $0.50 per unit.

Data Terminal Products (limited to product categories defined below)

Volume (per unit / annual reset*)	Per Unit Fee
For the first 1 to 250,000 units	$1.50
For units 250,001 to 500,000	$1.28
For units 500,001 to 1,000,000	$1.20
For units 1,000,001 to 5,000,000	$1.13
For units 5,000,001 or more	$1.05

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Femtocell Products

Volume (per unit / annual reset*)	Per Unit Fee
For the first 1 to 50,000 units	$2.00
For units 50,001 to 250,000	$1.90
For units 250,001 to 500,000	$1.80
For units 500,001 to 1,000,000	$1.70
For units 1,000,001 or more	$1.60

*	For each annual reset, the cumulative volumes for determining the applicable fee shall be reset to zero at the end of each four calendar quarter period measured from the first calendar quarter for which Licensed Products that have been Sold or Otherwise Supplied are to be reported hereunder.

Mobile Computer Tablets

A wireless, portable personal tablet computer with a touchscreen interface that has a flat, rectangular form, runs a general-purpose operating system, designed to run general-purpose applications and is not a general purpose laptop, desktop, server and large format tablet microprocessor-based computers, or is not designed to be used in conjunction with, or to provide services to, a host device. In the event there is any question regarding the classification of a hardware product as a Mobile Computer Tablets, Via shall, in the reasonable exercise of its sole discretion, determine its classification.

Data Terminal Products

Data Terminal Products are limited to the following categories of Terminal Products (as such list may be supplemented as provided below):

“Modem Device” means an add-in or add-on Terminal Product that is designed with the following features and product limitations, such that it: (i) only provides data connectivity, (ii) does not have other primary or secondary functions or applications, and (iii) provides LTE data connectivity only to the product to which it is attached.

“M2M Device” means a Terminal Product that is designed with the following features and product limitations, such that it: (i) performs a dedicated function, (ii) primarily communicates to a system or application (software program) that captures the device communication and translates the communication into meaningful information for a specific set of purposes, (iii) does not provide a general purpose application environment and (iv) the primary function is not to communicate with generic Terminal Products. Examples include automatic meter reading (AMR), vending machine monitoring, point of sale terminal reporting.

“Mobile Hotspot” means a Terminal Product that is designed with the following features and product limitations, such that it: (i) primarily provides LTE data connectivity for up to 10 devices via a non-LTE wireless network connection, (ii) does not provide a general purpose application environment, (iii) does not provide advanced network or application layer security features and (iv) is not the endpoint for data communication.

Additional Data Terminal Products

Additional categories of products will be added to the above list of Data Terminal Products if and when a new product is approved as such by the Licensors, effective for Products Sold or Otherwise Supplied during the calendar quarter in which notice is provided by Via to Licensee in accordance with Section 9.8.

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Appendix C

Declaration of Small Entity Status

On behalf of [Licensee Company Name], the undersigned hereby declares that, at the time of executing this Declaration of Small Entity Status and Agreement, it is a Small Entity as defined in Section 1.30 and confirms that:

[Licensee Company Name], together with its Affiliates, has no more than twenty-five (25) employees; and [Licensee Company Name]’s, together with its Affiliates, combined annual gross revenues do not exceed US $2 million.

The undersigned hereby represents and warrants that all statements herein are accurate and true, and that the undersigned has the authority to execute this form on behalf of [Licensee Company Name].

DATE	SIGNATURE

Name: _______________________

Title: _______________________

Company:

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